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                                                                      Exhibit 8

                 SCHELL BRAY AYCOCK ABEL & LIVINGSTON P.L.L.C.
                         SUITE 1500 RENAISSANCE PLAZA
                             230 NORTH ELM STREET
                       GREENSBORO, NORTH CAROLINA 27401

                                  May 9, 2002

Board of Directors
FNB Corp.
101 Sunset Avenue
Asheboro, North Carolina 27203

  Re: Federal Income Tax Consequences of Merger of FNB Acquisition Corp. with and into Rowan Bancorp, Inc. followed by the Merger of Rowan Bancorp, Inc. with and into FNB Corp.

Ladies and Gentlemen:

   We have acted as counsel to FNB Corp. ("FNB") in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of February 11, 2002 (the "Agreement") by and between FNB and Rowan Bancorp, Inc. ("Rowan"). You have requested our opinion regarding certain federal income tax consequences resulting from the transactions contemplated by the Agreement for inclusion as an exhibit to the Registration Statement (the "Registration Statement") filed by FNB with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of shares of its common stock, par value $2.50 ("FNB Stock"), issuable pursuant to the Agreement. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

   Pursuant to the Agreement and as part of an integrated plan, FNB Acquisition Corp., a wholly owned subsidiary of FNB ("Merger Sub"), will merge with and into Rowan pursuant to North Carolina law and each outstanding share of Rowan Stock will be converted into the right to receive, at the election of the holder and subject to certain limitations described in the Agreement, either FNB Stock or a specified amount of cash or a specified combination of FNB Stock and cash. Immediately after that merger and as part of the integrated plan, Rowan will be merged with and into FNB pursuant to the terms of the Plan of Merger adopted by the Board of Directors of FNB on February 5, 2002 (the "Upstream Plan of Merger"). For purposes of this opinion, the "Merger" refers to the mergers pursuant to the integrated plan incorporated in Agreement and the Upstream Plan of Merger. Cash will be paid to Rowan shareholders in lieu of issuance of fractional shares.

   In giving this opinion, we have reviewed, and with your permission we have relied upon, the representations and statements contained in or the facts described in the Agreement, the Upstream Plan of Merger, the Registration Statement, and certificates dated May 9, 2002 in which officers of FNB and officers of Rowan make certain representations on behalf of FNB and Rowan regarding the Merger (which statements we have neither investigated nor verified) ("Tax Certificates"). We also have reviewed such other documents as we have considered necessary and appropriate for the purposes of this opinion.

   In giving this opinion, we have with your permission assumed that the representations and statements in the Tax Certificates, the Agreement and the Upstream Plan of Merger will be true as of the Effective Time, and that any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification. We have also relied upon the accuracy of the Registration Statement. As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not

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aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement. We also assume that (a) the Merger will be consummated in accordance with the Agreement and the Upstream Plan of Merger, (b) Rowan's only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the "Code")) is the Rowan Stock, and (c) none of the Rowan shareholders will dissent from the Merger under Article 13 of the North Carolina Business Corporation Act.

   Based on the foregoing, and subject to the limitations herein, we are of the opinion that under existing law, upon consummation of the Merger in accordance with the Agreement and the Upstream Plan of Merger, for federal income tax purposes:

   (i) The Merger will constitute a reorganization within the meaning of
       Section 368(a) of the Code;

  (ii) No gain or loss will be recognized by FNB, Rowan or Merger Sub by reason of the Merger;

 (iii) No gain or loss will be recognized by the shareholders of Rowan upon the receipt of solely FNB Stock in exchange for their shares of Rowan Stock, except with respect to cash in lieu of fractional shares.

  (iv) Gain, but not loss, will be recognized by shareholders of Rowan who receive FNB Stock and cash in exchange for their shares of Rowan Stock. Any gain will be limited to the amount of cash received. The characterization of the gain as ordinary income or capital gain will depend on whether the exchange has the effect of the distribution of a dividend, which will be determined on a shareholder-by-shareholder basis.

   (v) The aggregate tax basis in the shares of FNB Stock received by a Rowan shareholder in the Merger will be the same as the aggregate tax basis in such shareholder's Rowan Stock (excluding any basis allocable to a fractional share of FNB Stock for which cash is received), decreased by the amount of cash received, if any, and increased by the amount of dividend income or gain recognized, if any, as a result of the Merger;

  (vi) The holding period for FNB Stock received by a Rowan shareholder in exchange for Rowan Stock will include the period during which the shareholder held Rowan Stock surrendered in the exchange, provided that Rowan Stock is held as a capital asset at the Effective Time of the Merger;

 (vii) The receipt of cash in lieu of a fractional share of FNB Stock will be treated as if the fractional share of FNB Stock was distributed as part of the exchange to the Rowan shareholder and then redeemed by FNB, resulting in capital gain or loss measured by the difference, if any, between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share; and

(viii) Rowan shareholders who receive solely cash for their shares of Rowan Stock will be treated as having received the cash as a distribution in redemption of their Rowan Stock.

   We express no opinion as to the laws of any jurisdiction other than the United States of America. Further, our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. Our opinion does not address among other matters: (a) state, local, or foreign tax consequences of the Merger; (b) federal income tax consequences to Rowan shareholders who are subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who hold their stock as part of a straddle or conversion transaction; (c) federal income tax consequences affecting shares of Rowan Stock acquired upon the exercise of stock options, stock purchase plan rights, or otherwise as compensation; (d) the tax consequences to holders of options to acquire shares of Rowan Stock; and (e) the tax consequences to FNB and Rowan of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

   This opinion represents our best legal judgment, but it is not binding on any governmental agency and is not a guarantee of result. Changes to the Code, regulations, the rulings thereunder, or changes by the courts in the

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interpretation of the authorities relied upon, may be applied retroactively and may affect the opinions expressed herein. Any material defect in any assumption or representation on which we have relied might adversely affect our opinions.

   We furnish this opinion to you solely to support the discussion set forth under the headings "Summary--Material Federal Income Tax Consequences" and "The Merger--Material Federal Income Tax Consequences" in the Registration Statement, and we do not consent to its use for any other purpose. We hereby consent to be named in the Registration Statement under the foregoing headings and to the filing of a copy of this opinion as Exhibit 8 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ SCHELL BRAY AYCOCK ABEL &
                                          LIVINGSTON P.L.L.C.

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